Shareholder Voting Results

An annual meeting of the shareholders of the Fund was held on April 27, 2011. At the meeting, shareholders elected eight nominees (seven of whom were currently serving as directors) by a plurality of the votes cast to serve as board members until the next shareholders meeting (and until the election and qualification of a successor) or until death, resignation, removal or retirement which takes effect no later than the May 1 following his or her 70th birthday. Broker non-votes are included the shareholder voting results below. The shares were voted as follows:

VOTE ON TRUSTEES/DIRECTORS                 SHARES
VOTED      % VOTED     % OF TOTAL SHARES VOTED

MARGARET M. CANNELLA      FOR
43,619,686.809      99.019%      91.594%
                          WITHHELD
432,071.291       0.981%       0.907%

LAWRENCE E. DAVANZO       FOR
43,601,133.944      98.977%      91.555%
                          WITHHELD
450,624.156       1.023%       0.946%

ROGER A. FORMISANO        FOR
43,629,733.528      99.042%      91.615%
                          WITHHELD
422,024.572       0.958%       0.886%

EDWARD GUBMAN             FOR
43,614,817.216      99.008%      91.583%
                          WITHHELD
436,940.884       0.992%       0.918%

RICHARD A. HOLT           FOR
43,646,666.927      99.080%      91.650%
                          WITHHELD
405,091.173       0.920%       0.851%

SUANNE K. LUHN            FOR
43,652,207.969      99.093%      91.662%
                          WITHHELD
399,550.131       0.907%       0.839%

HARRIET A. RUSSELL        FOR
43,618,898.470      99.017%      91.592%
                          WITHHELD
432,859.630       0.983%       0.909%

GEORGE J. ZOCK            FOR
43,639,450.215      99.064%      91.635%
                          WITHHELD
412,307.885       0.936%       0.866%